                                                                    EXHIBIT 11.4

                             PAGEMART WIRELESS, INC.


                                                                YTD ENDED JUNE 13, 1996
                                                         ----------------------------------------
                                                           NUMBER       PERCENT        EQUIVALENT
                                                         OF SHARES    OUTSTANDING        SHARES
                                                         -----------  -----------      ----------

COMMON STOCK
   From Founders' Stock                                    2,300,000    100.00%         2,300,000
   Stock Options Exercised                                   537,414     99.47%           534,581
   Preferred Stock Converted to Common Stock              15,310,943    100.00%        15,310,943
   1994 Common Stock Offerings                            11,242,857    100.00%        11,242,857
   1995 Common Stock Offerings                             4,323,874    100.00%         4,323,874
                                                          ----------                   ----------
                                                          33,715,088                   33,712,255

Adjustments to outstanding shares:
   Add Exercises for 6/13/95 - 6/13/96 at 100%                           2,833
   Add Shares Issuable upon Exchange of Shares in
       PageMart Canada Holding                                         714,286
   Add Weighted Average Grants Issued 6/13/95 -
       6/13/96                                                         261,869
                                                                       -------
Total adjustments to outstanding shares:                               978,988

                                                                                       ----------
Weighted Average Shares Outstanding (as adjusted) at 6/13/96                           34,691,243

6/13/96 Shares Weighted at 165 days                                                    20,890,712

                                                           JUNE 14 THROUGH SEPTEMBER 30, 1996
                                                        -----------------------------------------
                                                          NUMBER        PERCENT        EQUIVALENT
                                                         OF SHARES     OUTSTANDING        SHARES
                                                         -----------  -----------      ----------
COMMON STOCK
   From Founders' Stock                                    2,300,000    100.00%         2,300,000
   Stock Options Exercised                                   553,164     99.63%           551,134
   Preferred Stock Converted to Common Stock              15,310,943    100.00%        15,310,943
   1994 Common Stock Offerings                            11,242,857    100.00%        11,242,857
   1995 Common Stock Offerings                             4,323,874    100.00%         4,323,874
   1996 Common Stock Offering                              6,000,000    100.00%         6,000,000
                                                          ----------                   ----------
                                                          39,730,838                   39,728,808

Weighted Average Shares Outstanding at 9/30/96                                         39,728,808

9/30/96 Shares Weighted at 109 days                                                    15,804,526

WEIGHTED AVERAGE OF SHARES OUTSTANDING at 6/13/96 and 9/30/96                          36,695,238

NET LOSS                                                                             ($35,733,000)

NET LOSS PER SHARE                                                                         ($0.97)
                                                                                     =============